Exhibit 10.34

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (“Agreement”) is entered into effective as of February 19, 2019, by and between Sky Peak, LLC, an Arizona limited liability company (“Landlord”), and CipherLoc Corporation, a Texas corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease (“Lease”) dated July 12, 2018, pertaining to leased premises (“Premises”) located at 7320 East Butherus Drive, Suite 103, Scottsdale, Arizona 85260.

B. Tenant desires to terminate the Lease, and Landlord is willing to allow such termination on the terms and conditions stated in this Agreement.

AGREEMENT

Now, therefore, in consideration of the foregoing and the mutual promises and agreements contained herein, Landlord and Tenant agree as follows:

1. The Lease will terminate on March 1, 2019 (the “Termination Date”). Tenant has prepaid Basic Annual Rent through October 31, 2019. In consideration of Landlord’s agreement to terminate the Lease and grant the releases provided in this Agreement, Tenant hereby relinquishes and assigns to Landlord any and all right and interest in and to all prepaid Rent held by Landlord, and Tenant shall have no further claim thereto.

2. The termination of the Lease will not affect any of Tenant’s indemnification, defense or hold harmless obligations to Landlord under the Lease arising in connection with events occurring on or prior to the Termination Date or any of Tenant’s obligations which, under the terms of the Lease, survive expiration or termination of the Lease.

3. If the Lease provides for estimated payments of real property taxes, insurance, common area expenses or other items, Tenant waives any right to receive any reconciliation statement or refund of estimated amounts paid to Landlord and Landlord waives any right to receive additional amounts from Tenant.

4. Tenant hereby waives and releases any claim of any nature that Tenant may have against Landlord in connection with the Lease or the Premises.

5. Landlord holds a Security Deposit in the total amount of $1,742.15 ($1,705.49 plus 2.15% rental tax) to secure the payment and performance of Tenant’s obligations under the Lease. Landlord shall return the Security Deposit (after deducting any costs incurred by Landlord to clean the Premises or repair damage caused by Tenant) to Tenant within thirty (30) days after the Termination Date, provided that Tenant has surrendered the Premises to Landlord in compliance with the Lease and this Agreement.

6. This Agreement has been reached by negotiation and should not be construed against either party hereto. This Agreement may be executed in counterparts. Fax copies and electronically scanned copies of the executed signature page(s) of this Agreement shall be effective and binding upon the parties as if such signatures were original signatures. The prevailing party in any litigation regarding this Agreement will be entitled to recover its costs and reasonable attorneys fees.

[Balance of Page Intentionally Left Blank; Signature Page Follows]

Initials: ___ / ___ Page 1 of 2

In witness whereof, Landlord and Tenant have placed their signatures.

LANDLORD:

Sky Peak, LLC, an Arizona limited liability company

By:	/s/ Will Counts
Name:	Will Counts
Title:	Manager

TENANT:

CipherLoc Corporation, a Texas corporation

By:	/s/ Milton Mattox
Name:	Milton Mattox
Title:	Chief Operating Officer

Initials: ___ / ___ Page 2 of 2